Execution Version	Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated this 15th day of February 2021, by and between Lance M. Arnett (“Arnett”) and Power Solutions International, Inc. (“Company”).

PREAMBLE

WHEREAS, Arnett has been employed by Company pursuant to a November 25, 2019 offer letter and subsequently a December 6, 2019 Employment Agreement (“2019 Agreement”) as Chief Commercial Officer (“CCO”) for the Company;

WHEREAS, the Company desires to promote Arnett to the position of Chief Executive Officer (“CEO”) of the Company, a section 16 Officer, effective February 15, 2021 (the “Effective Date”);

WHEREAS, Arnett desires to be employed by the Company as its CEO and to perform services on behalf of the Company; and

WHEREAS, Arnett and the Company desire to enter into this Agreement to, among other things, set forth (i) the continued terms and conditions of Arnett’s employment with the Company which shall supersede and cancel any other or different terms or conditions of employment, except as stated herein; and (ii) the obligation of Arnett to comply with certain other covenants under certain circumstances as provided below.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, which the parties agree constitute good and sufficient consideration, the Company and Arnett agree as follows:

AGREEMENT

1. Incorporation of Preamble. The preambles to this Agreement are hereby incorporated into this Agreement and made an integral part of this Agreement by this reference.

2. Employment. The Company shall continue to employ Arnett, and Arnett hereby accepts such continued employment, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 5 (the “Employment Period”). Arnett’s employment is “at-will” and may be terminated by either party at any time, subject to the provisions of Section 5.

3. Position and Duties.

(a) Arnett shall serve as the Company’s CEO, with overall responsibility for the day-to-day operations, business and affairs of the Company and such other duties as are normally commensurate with executive’s position. Arnett shall report to the Board of Directors of the Company (the “Board”).

(b) Arnett shall perform Arnett’s duties in a conscientious, reasonable and competent manner and shall strive to promote the success and best interests of Company. If the material duties of Arnett’s position change, the Company agrees to negotiate in good faith with Arnett concerning possible changes to the compensation, benefits and other terms and conditions of employment described in this Agreement.

(c) During the Employment Period, Arnett shall devote Arnett’s full business time, attention, skill and energy to the business and affairs of the Company and the Company Affiliates and shall use Arnett’s reasonable best efforts to faithfully perform Arnett’s responsibilities in a diligent, trustworthy, efficient and businesslike manner to promote the success and best interests of the Company.

4. Compensation and Benefits.

(a) Base Salary. Arnett’s base salary shall be $400,000.00 per annum. (the “Base Salary”). Arnett’s Base Salary will be increased to $425,000 on August 15, 2021 without further action being necessary by Arnett or the Board, as long as Arnett remains an employee with Company in good standing as of July 1, 2021. Base Salary will be payable by the Company in regular semi-monthly installments in accordance with the Company’s general payroll practices.

(b) KPI Bonus. For each of the Company’s fiscal year during the Employment Period, Arnett shall be eligible to participate in any Company Key Performance Indicator (“KPI”) plan in accordance with the terms and conditions of such plan, if any, with a target KPI equal to 60% of his Base Salary or as generally determined by the Company for the overall KPI plan

(c) LTI Bonus. For each of the Company’s fiscal year during the Employment Period, Arnett shall be eligible to participate in any Long-Term Incentive (LTI) plan in accordance with the terms and conditions of such plan, if any, with a target LTI bonus equal to 60% of his Base Salary or as generally determined by the Company for the overall LTI plan.

(d) Equity. Pursuant to Arnett’s previous December 10, 2019 Stock Appreciation Rights Agreement (“2019 Stock Agreement”) Arnett was granted a Stock Appreciation Rights (SARs) award equivalent to 50,000 stock options of PSI stock (PSIX trading symbol) with strike price of $4.83 and vesting to occur pro rata over a three-year period with 16,666 SARS vesting on November 25th of each year, provided that Arnett is an employee in good standing on each of the foregoing anniversary dates. Nothing in this Agreement shall act to change, nullify or effect Arnett’s 2019 Stock Agreement or entitlement thereto, including vesting schedules.

Additionally, subject to the approval of the Compensation Committee, Arnett shall be awarded a new stock grant of 80,000 SARs with a strike price determined at the time of Compensation Committee approval. Vesting occurs pro rata over a four-year period with: 20,000 SARs awards vesting on February 15; 2022, 20,000 SARs awards vesting on February 15, 2023; 20,000 SARs awards vesting on February 15, 2024 and 20,000 SARs awards vesting on February 15, 2025, provided that Arnett has not quit or voluntarily terminated his employment as CEO or been terminated for cause or due to death or incapacity in which case any unvested SARs awards shall be extinguished and forfeited by Arnett. The SARs awards shall be subject to the terms and conditions of the Power Solutions 2012 Incentive Compensation Plan.

(e) Automobile allowance. The Company will pay Arnett $1,200 per month for all automobile related expenses including any lease. Such amount will be subject to applicable withholdings as required by law.

(f) Relocation Expenses. The Company will cover up to $20,000 in reasonable relocation expenses, if Employee moves on behalf of the Company to the Chicagoland area, upon submission of receipts for the costs incurred to the Company. Such amounts will be refunded by Employee should Employee voluntarily quit within one year of receipt of reimbursement from the Company.

(g) Business Expenses. During the Employment Period, the Company will reimburse Arnett for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement to the extent consistent with the Company policies in effect from time to time with respect to travel, entertainment and other business expenses for the Company employees, subject to the Company reasonable requirements, including submission of an expense report on a monthly basis, with respect to reporting and documentation of such expenses.

(h) Benefits. During the Employment Period, Arnett shall be entitled to participate in all Company Arnett benefit programs for which employees of the Company are generally eligible.

(i) Vacation. Arnett shall be eligible to take vacation as approved by the Board.

(j) Payroll Withholding. All amounts payable to Arnett by the Company as compensation will be subject to withholding by the Company as required under applicable law.

5. Term; Termination; Severance. The Employment Period will commence on the Effective Date and will continue until the first to occur of (i) Arnett’s death; (ii) a termination by the Company at any time; (iii) or a termination by Arnett at any time. Any termination of Arnett’s employment with the Company shall be a “Termination.” The date of any termination of Arnett’s employment with the Company shall be the “Termination Date.”

(a) The Company may terminate Arnett’s employment at any time with Cause (as defined in Section 9(b) of this Agreement) or without cause, by giving written notice of such termination to Arnett designating an immediate or future date, as outlined below.

(b) Arnett may terminate Arnett’s employment by giving the Company ninety (90) days’ prior written Notice of Termination (as defined in Section 5(c) of this Agreement). Upon such notice, the Company may, at its option, (i) make Arnett’s termination effective immediately, (ii) require Arnett to continue to perform Arnett’s duties hereunder during such ninety (90) day period, with or without restrictions on Arnett’s activities, and/or (iii) accept Arnett’s notice of termination as Arnett’s resignation from the Company at any time during such ninety (90) day period; provided, that the Company shall (x) pay Arnett’s Base Salary under Section 4(a) and benefits under Section 4(g) through the date on which Arnett ceases to perform services for the Company and (y) pay to Arnett any KPI or LTI related to the fiscal year prior to the fiscal year in which the Termination Date falls if the amount of such KPI or LTI has been determined but not yet paid to Arnett as of the Termination Date. Any unvested SARs will be lost and forfeited as of the Termination Date.

(c) Any termination by the Company for Cause or without Cause, or by Arnett, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Arnett’s employment under the provision so indicated, if for Cause, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the termination date.

(d) Arnett’s employment will terminate immediately without any notice upon Arnett’s death.

(e) If Arnett is determined to be Disabled or Incapacitated during the Employment Period, the Company may give Arnett written notice of its intention to terminate Arnett’s employment. In such event, Arnett’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Arnett (the “Disability Effective Date”) unless within the 30-day period after such receipt, Arnett shall have returned to full time performance of Arnett’s duties. Whether Arnett is Disabled or Incapacitated shall be determined by a physician selected by the Board of Directors of the Company (the “Board”) or the Company’s insurers, which physician is reasonably acceptable to Arnett. Upon request, Arnett shall provide the Board with documentation from Arnett’s health care provider sufficient for the Board to determine the nature and extent of any physical or mental impairment that may interfere with Arnett’s performance of Arnett’s job duties, as well as any accommodations that could be made.

(f) If Arnett’s employment is terminated as a result of Arnett’s death or a determination that Arnett is Disabled or Incapacitated, then prior to the 30th day following the Termination Date, the Company shall pay to Arnett (or his legal representatives) in a lump sum, to the extent not previously paid, the Base Salary through the Termination Date, less applicable withholdings.

(g) If the Company terminates Arnett’s employment without Cause, then the Company will provide Arnett with the following severance payments and/or benefits:

(i) Prior to the 30th day following the Termination Date, the Company shall pay to Arnett, in the regular semi-monthly installments the Base Salary through the Termination Date, and any KPI or LTI award related to the fiscal year prior to the fiscal year in which the Termination Date falls if the amount of such Incentive Compensation Award has been determined but not yet paid to Arnett as of the Termination Date and any KPI or LTI award related to the current year on a pro rata basis to the Termination Date once determined by the Company. Any unvested SARS will vest on the Termination Date.

(ii) Starting as of the next applicable Company payroll date after the Termination Date (provided Arnett has executed and delivered a Release Agreement pursuant to Section 5(h) below, and such Release Agreement has become effective and irrevocable), the Company will pay Arnett a monthly amount equal to the (x) Base Salary, divided by (y) 12 (the “Cash Severance”), less applicable withholdings, for a period of twelve (12) months following date on which the first monthly payment is made pursuant to this Section 5(g). For purposes of this Agreement, the period of time from the Termination Date to the date the last monthly payment is made pursuant to this Section 5(g) is referred to as the “Severance Period.”

(iii) If Arnett has entered into a Release Agreement and timely elects COBRA health insurance continuation coverage, the Company will pay a proportional share of the premiums owed by Arnett as if Arnett were still employed by the Company for a period of 12 months. Arnett will be responsible for submitting all notices and forms required to elect COBRA.

(iv) Arnett’s death during the Severance Period shall not act to nullify or extinguish Arnett’s rights to the severance payments and benefits stated in this Section 5(g) which shall become payable to Arnett’s estate during the Severance Period.

(h) If Arnett’s employment with the Company is separated for cause, then following the Termination Date, the Company shall pay to Arnett, less applicable withholdings, to the extent not previously paid, (a) the Base Salary through the Termination Date, at the time required by applicable law, and (b) Arnett shall automatically forfeit:

1.

Any bonus to which Arnett might otherwise have been entitled pursuant to the Company’s KPI or LTI Plan (i) related to the fiscal year prior to the fiscal year in which the Termination Date falls if the amount of such KPI or LTI Bonus has been determined by the Board but not yet paid; and (ii) for the fiscal year in which the separation takes place; and

2.	Any SARS, Restricted Stock Units and unexercised options (whether vested or unvested) awarded pursuant to the Company’s Incentive Compensation Plan.

(i) The obligations of the Company to make payments under Section 5(g) are conditioned on Arnett executing and returning to the Company a general release agreement (“Release Agreement”) releasing the Company, the Company Affiliates, and each of their respective officers, directors, members, managers, partners and shareholders with respect to Arnett’s employment in the form acceptable to Company, and such Release Agreement becoming effective and irrevocable no later than fifty-five (55) days following Arnett’s Termination Date. To the extent such fifty-five (55) day period may cover two taxable years, payments will be made in the later of the two such years. Arnett acknowledges that until a Release Agreement is timely executed and delivered to the Company and the applicable revocation period (if any) expires, the Company will not be obligated to pay any Cash Severance due to Arnett under this Agreement. If Arnett has breached in any material respect any of Arnett’s obligations in Section 6 below, then, without precluding its right to take any other actions available pursuant to this Agreement or applicable law, the Board may elect to immediately terminate Arnett’s right to receive, and Company’s obligation to pay, any additional Cash Severance, and Arnett shall have no further rights to Cash Severance. In the event that Arnett prevails on a legal action or claim challenging the Company’s rights to terminate such payments, the Company shall be required to pay to Arnett in a lump sum within thirty (30) days of such adjudication any Cash Severance the payment of which was delayed due to such termination, plus interest at the prime rate (as published in the Wall Street Journal on the date of such termination), for any period during which the payment of the Cash Severance did not occur, and to commence payment of future installments of Cash Severance in accordance with Section 5(g), plus any legal fees of Arnett incurred in connection with such legal action or claim.

6. Arnett Covenants. Arnett agrees and acknowledges that to ensure that the Company retains its value and goodwill, he has a continuing obligation to not use any Confidential Information (as defined below), special knowledge of the Business, or the relationships of the Company or the Company Affiliates with their respective customers and employees, all of which Arnett will continue to gain access to through Arnett’s employment with the Company, other than in the furtherance of Arnett’s legitimate job duties. Accordingly, Arnett agrees that he has a continuing obligation from his 2019 Agreement to the following restrictive covenants.

(a) Confidential Information. Arnett acknowledges that by reason of his employment by the Employer and the Company, or while being associated with the Company Affiliates, Arnett has had and will continue to have access to and become informed of Confidential Information (defined below) that is a competitive asset of the Company or the Company Affiliates, and agrees that the Company and the Company Affiliates have a protectable interest in such Confidential Information. Therefore, Arnett agrees that during the Employment Period and after his termination for any reason he shall not, directly or indirectly, disclose to any unauthorized person or use for his own purposes any such Confidential Information without the prior written consent of the Company unless and to the extent that such Confidential Information (i) becomes or is generally known to the public and available for use by the public and industry other than as a result of Arnett’s unauthorized acts or omissions in breach of this Agreement, or (ii) is required to be disclosed by judicial process, law or securities exchange on which the securities of the Company or any of the Company Affiliates are listed; provided, however, that Arnett, to the extent not prohibited by such process, law or exchange, shall give the Company written notice of the Confidential Information to be so disclosed pursuant to clause (ii) of this sentence as far in advance of its disclosure as is reasonably practicable, shall cooperate with the Company in any efforts to protect the Confidential Information from disclosure (including efforts to secure a judicial order to such effect), and shall limit his disclosure of such Confidential Information to the minimum disclosure required by such process, law or exchange. Arnett acknowledges that all documents and other property including or reflecting Confidential Information furnished to Arnett by the Company or any Company Affiliate or otherwise acquired or developed by the Company or any Company Affiliate or acquired, developed or known by Arnett by reason of the performance of his duties for, or his association with, the Company or any Company Affiliate shall at all times be the property of the Company. Arnett shall take all reasonable steps to safeguard Confidential Information and protect it against disclosure, misuse, loss or theft. “Confidential Information” means (x) any and all trade secrets concerning the business and affairs of the Company or any Company Affiliate, any product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, structures, architectures processes, improvements, devices, discoveries, concepts, methods, and information of the Company or any Company Affiliate; (y) any and all

information concerning the business and affairs of the Company or any Company Affiliate (which includes financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, and purchasing methods and techniques), however documented; and (z) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company or Company Affiliate containing or based, in whole or in part, upon any information included in the foregoing.

(b) Non-Compete. Arnett agrees that Arnett has had and will continue to have access to Confidential Information concerning the Company and the Company Affiliates and that Arnett’s services are of special, unique and extraordinary value to the Company and the Company Affiliates. Therefore, Arnett agrees that during his employment with the Company and until 12 months after the Termination Date (regardless of the reason for termination), Arnett shall not, other than in the legitimate exercise of his duties for the Company during his employment with the Company, directly or indirectly own, manage, operate, control, be employed or engaged by, lend to, or otherwise serve as a director, officer, stockholder, partner, member, manager, agent, consultant or contractor of or to, any entity that engages in, or otherwise engage or participate in, whether or not for compensation, the Business (as defined in Section 9(a) of this Agreement), or in any other business in which the Company or any Company Affiliate engages as of the date on which Arnett’s employment with the Company ends and in which Arnett has been actively involved (“Competitive Activity”). The provisions in this Section 6(b) shall operate in the market areas of the United States and any other market areas of any other countries anywhere in the world in which the Company or any Company Affiliate conducts its business as of Arnett’s separation from the Company. The foregoing shall not restrict the Arnett from directly or indirectly owning stock of the Company or up to an aggregate of one percent of the outstanding stock of any publicly held company engaged in Competitive Activity.

(c) Non-Solicitation. Arnett agrees that during his employment with the Company and until the first anniversary of the Termination Date (regardless of the reason for termination), he shall not, directly or indirectly, whether individually, as a director, stockholder, partner, member, manager, owner, officer, employee, agent, consultant or contractor of or to any business or entity, or in any other capacity: (i) induce or attempt to induce any employee of the Company or any Company Affiliate to leave his or her employ or in any way interfere with the relationship between the Company or any Company Affiliate and any Arnett thereof; (ii) solicit to hire or hire any person who was an employee of the Company or any Company Affiliate at any time during the one-year period prior to the date of such solicitation; or (iii) solicit any customer, developer, client, supplier, vendor, licensee, licensor, franchisee or other business relation of the Company or any Company Affiliate for sale thereto of any products or services related to any

Competitive Activity, induce or attempt to induce any such customer, developer, client, supplier, vendor, licensee, licensor, franchisee or other business relation of the Company or any Company Affiliate to cease doing business with the Company or any Company Affiliate, or in any way interfere with the relationship between any such customer, developer, client, supplier, vendor, licensee, licensor, franchisee or business relation of the Company or any Company Affiliate (including making any negative statements or communications about the Company or any Company Affiliate or any of their respective officers, directors, products or services).

(d) Ownership of Inventions. Arnett hereby agrees that any and all inventions (whether or not an application for protection has been filed under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent, copyright, Moral Right (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty), mask work, trademark, trade secret, or other laws, that have been, are or will be developed, generated or produced by Arnett, solely or jointly with others, at any time while employed by the Company, including during the Employment Period, are and shall be the exclusive property of the Company, subject to the obligations of this Section 6 with respect to Confidential Information, and Arnett hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, Moral Rights or similar rights with respect thereto. Arnett hereby assigns to the Company all right, title and interest to the foregoing inventions, concepts, ideas and materials. This Section 6(d) does not apply to any invention or other work of Arnett for which no equipment, supplies, facility or Confidential Information of the Company was used and that was developed entirely on Arnett’s own time, unless the invention (A) relates to (x) the Business or (y) the Company’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Arnett for or on behalf of the Company. Arnett shall keep and maintain adequate and current written records of all inventions, concepts, ideas and materials made by Arnett (jointly or with others) during the term of Arnett’s association or employment with the Company. Such records shall remain the property of the Company at all times. Arnett shall promptly and fully disclose to the Company the nature and particulars of any Inventions or research project undertaken on the Company’s behalf.

7. Enforcement and Remedies.

(a) If, at the time of enforcement of any of Sections 6(a),(b), (c) or (d), a court of competent jurisdiction shall hold that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the court shall be allowed to substitute the maximum legally-permissible restrictions for the restrictions contained in this Agreement.

(b) Arnett acknowledges that the provisions of Section 6 are in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Arnett expressly agrees and acknowledges that the restrictions contained in Section 6 do not preclude Arnett from earning a livelihood, nor do they unreasonably impose limitations on Arnett’s ability to earn a living. In addition, Arnett agrees and acknowledges that the Company and the Company Affiliates are engaged in the Business, the Business is highly competitive and the services to be performed by Arnett for the Company are unique and national in nature, and the potential harm to the Company and the Company Affiliates of the non-enforcement of the provisions of this Section 7 outweighs any harm to Arnett of the enforcement of such provisions by injunction or otherwise. Arnett acknowledges that Arnett has carefully read this Agreement and has given careful consideration to the restraints imposed upon Arnett by this Agreement and is in full accord as to their necessity. Arnett expressly acknowledges and agrees that the restrictions contained herein are reasonable in terms of duration, scope and area restrictions and are necessary to protect the Confidential Information and the goodwill of the businesses of the Company and the Company Affiliates, and Arnett agrees not to challenge the validity or enforceability of the restrictions contained herein. The parties hereto expressly agree that money damages would not be an adequate remedy for breaching any provision of Section 6, and that the Company would be irreparably damaged if Arnett were to disclose the Confidential Information, solicit or hire employees, solicit customers or provide services to any person or entity in violation of the provisions of this Agreement. Therefore, in the event of a breach or threatened breach of any such provision, the Company and/or any Company Affiliate or their respective successors or assigns shall be entitled to, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without the necessity of posting a bond or other security, or proving economic harm).

8. Post Termination Obligations.

(a) Return of Company Materials. Immediately upon Notice of Termination of Arnett’s employment for any reason, Arnett shall return to the Company, and shall not retain in any form or media of expression, all Company and Company Affiliate property that is then in Arnett’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Arnett has or had relating to the Company or any Company Affiliate (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information. Upon the Company’s request, Arnett will certify in writing, in a form acceptable to the Company, that Arnett has returned all Company and Company Affiliate property, including any Confidential Information and copies thereof.

(b) Arnett Assistance. During the Employment Period and for twelve (12) months thereafter, Arnett shall, upon reasonable notice, reasonably assist the Company and the Company Affiliates (the “Affiliated Group”) in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will reasonably assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to Arnett’s employment or the period of Arnett’s employment by the Company. The Company shall reimburse Arnett for all of the Arnett’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Arnett’s service under this Section.

9. Definitions. The following terms shall have the meanings set forth below:

(a) “Business” means the engineering, design, manufacture and distribution of cleantech engines and power systems for the industrial and on-road sectors.

(b) “Cause” means that the Company makes a good faith determination that Arnett has: (1) violated any Company policy or procedure that causes material harm or risk to the Company including but not limited to sexual harassment, misappropriation, or fraud; (2) been convicted of a crime which is injurious to the Company’s operation or reputation; (3) engaged in a material breach of the Arnett’s employment agreement; (4) engaged in willful failure or willful inability to perform Arnett’s duties under the Arnett’s employment agreement; (5) engaged in any act or omission, which in any material way impairs the reputation, goodwill or business position of the Company; or (6) Arnett is prohibited by order of a government agency or court from being employed by the Company or any Company Affiliate in the role set forth in the Arnett’s employment agreement.

A termination will not be for “Cause” to the extent such conduct is curable, unless Company shall have notified Arnett in writing describing such conduct and prescribing conduct required to cure such conduct and Arnett shall have failed to cure such conduct within ten (10) business days after his receipt of such written notice. For purposes of this definition of Cause, no act or failure to act on the part of Arnett shall be considered willful if it is done, or omitted to be done, by Arnett in good faith and with a good faith belief that Arnett’s act or omission was in the best interests of Company.

(c) “COBRA Continuation Coverage” means any medical, dental and vision care benefits that Arnett and his “qualifying family members” (defined below) elect and are eligible to receive upon the Termination Date pursuant to Code Section 4980B and Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended. For this purpose, Arnett’s “qualifying family members” are his spouse and dependent children to the extent they are eligible for, and elect to receive, continuation coverage under such Section 4980B and Section 601 et seq. COBRA Continuation Coverage under this Agreement shall terminate for any individual when it terminates under the terms of the applicable benefit plan of the Company in accordance with such Section 4980B and Section 601 et seq.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and in effect thereunder.

(e) “Company Affiliate” means PSI and each corporation, limited liability company, partnership, association or business entity of which a majority of the ownership interest thereof is at the time owned or controlled, directly or indirectly, by PSI or one or more Subsidiaries of PSI or a combination thereof.

(f) “Disabled or Incapacitated” means Arnett’s inability or failure, due to a medically determinable physical or mental impairment, to substantially perform the essential functions of Arnett’s job, with or without a reasonable accommodation, for thirty (30) consecutive calendar days or for ninety (90) calendar days during any twelve (12) month period irrespective of whether such days are consecutive.

(g) “Termination Date” means (i) if Arnett’s employment is terminated by Company for Cause or by Arnett, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 5, as the case may be, (ii) if Arnett’s employment is terminated by the Company without Cause, the date on which Arnett ceases to perform services for the Company, (iii) if Arnett’s employment is terminated by reason of Disability, the Disability Effective Date, and (iv) if Arnett’s employment is terminated by reason of death, the date of death.

10. Notices. Any notice provided for in this Agreement must be in writing and sent to the recipients at the address indicated below:

If to Arnett:	Lance M. Arnett
At the address on file by Company

If to the Company:	Power Solutions International, Inc.
201 Mittel Drive
Wood Dale, IL 60191
Attn: Legal Department
PSILegal@psiengines.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, upon actual receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being so sent; or (c) if by electronic mail or otherwise actually personally delivered, when so delivered.

11. Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Code Section 409A; provided, however, that in no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on Arnett by Code Section 409A.

12. Arnett Representations. In connection with entering into this Agreement, Arnett represents and warrants to the Company that:

(a) This Agreement and each of the other agreements contemplated hereby constitutes the legal, valid and binding obligation of Arnett, enforceable in accordance with its terms, and the execution, delivery of this Agreement and such other agreements by Arnett does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Arnett is a party or any judgment, order or decree to which Arnett is subject.

(b) Arnett has consulted with independent legal counsel regarding his rights and obligations under this Agreement and fully understands the terms and conditions contained herein. Arnett has obtained advice from persons other than the Company and its counsel regarding the tax effects of the transaction contemplated hereby.

(c) In signing this Agreement, Arnett gives the Company assurance that Arnett has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under Section 6 and the remedies provided under Section 7.

13. General Provisions.

(a) Severability. If any provision hereof is invalid or unenforceable, the invalidity or unenforceability shall not affect any other provision hereof and this Agreement shall be construed in all respects as if the invalid or unenforceable provision had been omitted.

(b) Complete Agreement. This Agreement fully amends and restates any existing employment agreement between or among the Arnett and the Company or any Company Affiliate. Further, this Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, representations or other agreements by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Arnett, the Company and their respective successors and assigns; provided, that the rights and obligations of Arnett under this Agreement shall not be assignable.

(d) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois (regardless of its conflict of laws principles). Each party hereto irrevocably submits itself to the exclusive jurisdiction of the courts of the State of Illinois located in Cook County, Illinois and to the jurisdiction of the United States District Court for the Northern District of Illinois, for the purpose of bringing any action that may be brought in connection with the provisions hereof. Each party hereto individually agrees not to assert any claim that such party is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument.

(e) Survival. The provisions set forth in Sections 5 through 13 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination or expiration of this Agreement and/or the end of the Employment Period and the termination of Arnett’s employment for any reason.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Arnett.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first written above.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Kenneth J. Winemaster
Printed Name: Kenneth J. Winemaster
Title: Executive Vice President

Lance M. Arnett

/s/ Lance M. Arnett

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